EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, President, CEO and Chairman
Kevin K. Nanke, CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release

                     DELTA PETROLEUM CORPORATION PROVIDES
        UPDATE ON PRODUCTION, DRILLING AND OTHER OPERATING ACTIVITIES

     DENVER, Colorado (July 25, 2005) -- Delta Petroleum Corporation (NASDAQ National Mkt: DPTR); (FRANKFURT STOCK EXCHANGE: DPE), an independent energy exploration and development company, today provided the following update its production, drilling and other operating activities.

PRODUCTION AND RESERVES

     At the date of the Company's last operations update on May 9, 2005, management indicated that nine wells had been drilled and cased and were waiting on completion. The Company estimated that that those nine wells would add 6 to 10 million cubic feet equivalents (Mmcfe) to the Company's daily production. As of June 30, 2005, seven of the nine wells have been completed, with one well experiencing first sales in late May and the other six wells coming on line during the month of June. The seven wells added an aggregate stabilized initial net production of 7.6 Mmcfe per day, and by the end of June such aggregate net production approximated 6.4 Mmcfe per day. The two wells that were not completed by June 30, 2005 are located on leases administered by the federal government and are subject to winter restrictions on surface occupancy that continued later in the year than originally expected. The two wells should be completed by the end of August.

     A total of 16 wells were completed and/or recompleted and began producing since the May 9, 2005 operations update. These 16 wells, including the seven discussed above, recorded an aggregate stabilized initial net production of approximately 14.12 Mmcfe per day and are currently producing at an aggregate net rate of approximately 12.02 Mmcfe per day.

     For the quarter ended June 30, 2005, the Company's production approximated 4 billion cubic feet equivalents (Bcfe). Although a June 30, 2005 reserve report is currently in preparation by the Company's outside reserve engineering firm, internal estimates indicate that proved reserves should approximate 220 to 225 Bcfe as of June 30, 2005. The Company's average annual decline rate for its entire portfolio approximates 29%. As we focus our efforts in the Rocky Mountain Region we expect our corporate decline rate to dramatically reduce.

     Delta expects drilling capital expenditures to total $55 million to $60 million during the second half of calendar 2005, approximately 55% of which will occur in the Rocky Mountain Region. During fiscal year 2005, approximately 45% of drilling capital expenditures involved the Rocky Mountain Region. Over 60% of drilling capital expenditures forecast in calendar year 2006 are budgeted for the Rocky Mountain Region.

DRILLING ACTIVITY

Howard Ranch:

     At the Howard Ranch development project in the Wind River Basin of Wyoming the Diamond State 36-31 (Delta Working Interest of 100%) reached total depth of 17,500 feet on May 25, 2005. Production casing was set and completion activities were underway by early June. To date, eight fracture stimulations, including four stages in the Mesaverde Formation, have been completed. A total of 1,377 feet of an estimated 1,750 foot thick Mesaverde interval was drilled, and the productive potential of the Mesaverde Formation appears very encouraging. In addition, one frac stage in the Meteetsee Formation, which appears to be only moderately productive, and three frac stages in the lower Lance section, have been completed. The productive potential of the Lance Formation also appears very encouraging. The existing three fracture stimulation stages in the Lance tested only approximately 12% of the total prospective Lance sands.

     Of the intervals completed so far the first two frac stages are in the middle Mesaverde and experienced an initial flow back rate of 2.5 Mmcfe per day. The next two frac stages were in the upper Mesaverde and had an initial flow back rate of 1.2 Mmcfe per day. Frac stages five and six were in the Meteetsee and lowest Lance and had an initial flow back rate of 0.9 Mmcfe per day. Frac stages seven and eight were in the lower Lance and had an initial flow back rate of 1.2 Mmcfe per day. Currently the well is flowing back from all eight stages and a total combined rate will be better determined when the well has recovered its frac load. We will continue with as many as 10 additional frac stages in the remaining Lance sands.

     Although it is early, management is very encouraged by the well and believes that the estimated ultimate recovery* (EUR*) from the well will approximate 8 Bcfe. Since only 20% of the net pay was completed and producing as of June 30, 2005, only a portion of the reserves will be included in the proved category at fiscal year end. As additional zones are completed, probable reserves* will convert into proved reserves. This conversion will apply to unopened intervals in the Diamond State 36-31 and its four direct offset locations.

     The Diamond State 36-13 (WI of 100%) is currently drilling at a depth of 13,800 feet with DHS Drilling Company Rig #1. The well is located approximately three-quarters of a mile southwest of the Diamond State 36-31 and is expected to reach total depth of approximately 18,000 feet in the Mesaverde Formation in late August or early September 2005.

     A completion rig has been set on the West Madden 6-27 well (WI of 100%). The current operation will test each open zone individually to identify and isolate water bearing zones that have been restricting gas production. This operation should be completed in three to four weeks and the well returned to full time production.

Newton Field:

     In the Newton Field in Newton County, Texas (Delta WI of 100%), current net production approximates 8.0 Mmcfe per day, compared with net daily production of approximately 4.8 Mmcfe per day in January 2005. A total of eight wells have been drilled since development of the field began in November 2004, and approximately 40 additional wells are planned to fully develop the
field.   Integration of geological, geophysical and engineering data has recently been completed, and management believes that only two of the top 20 locations have been drilled. Future drilling will be prioritized on those locations that have the highest expected present value and reserve recovery. At the time field development began, the Company focused on those wells that could be drilled first, either because permits were available or surface locations were ready. Future drilling is expected to provide higher per-well reserves and higher production than the wells drilled to date.

     Delta is currently acquiring seismic data for a 50 square-mile 3-D survey around the Newton Field and expects data acquisition to be completed by the end of August. The data should be fully processed and interpreted by calendar year end.

South Angleton Field:

     In the South Angleton Field in Brazoria County, Texas (Delta WI ranging from 50% to 100%) current net daily production approximates 750 Mcfe. This field was originally acquired in June 2004. Our initial evaluation estimated six potentially high volume drilling opportunities that, while not viewed as long-term growth projects, were expected to provide significant near term production. Four of these locations have now been drilled, and the recompletion of another well has been attempted. The most recent of the four wells (Delta Prison Farms #1; WI of 50%) reached total depth on July 14, 2005, but has not yet been completed. This well exhibited very good mud log shows
but its productive capability will be unknown for several weeks.   Overall
results have been disappointing in the South Angleton Field, as the Company has spent in excess of $10 million on drilling capital expenditures without adding significant additional reserves or production. At this time, management does not contemplate significant future development in the field.

Other Gulf Coast Activities:

     The Company expects to have a drilling rig available within the next two weeks for a series of five shallow Wilcox tests in the Opossum Hollow Field (WI of 98%) in McMullen County, Texas. In addition, a deep Sligo test (WI of 98%) should be drilled in the field by calendar year end.

Piceance Basin:

     In the Piceance Basin in Northwest Colorado, DHS Drilling Company Rig #5 is in the process of moving to the Vega Unit (WI of 100%) and is expected to begin drilling by August 1, 2005. Permits have been received for 17 locations, thus providing the Company with an eight to twelve month drilling inventory. Additional locations are being permitted, and depending on pipeline capacity, a second rig may move into the field by calendar year end. The principal producing zones in the Vega Unit are the Williams Fork sands of
the Mesaverde Formation.   These wells will average approximately 8,200 feet
in depth and can typically be drilled and cased within 17 days. Since the majority of the wells will be directionally drilled from central production pads, it will be necessary to drill up to four wells before completion activity can begin. This will cause numerous wells to be connected to the sales pipeline concurrently, with a lag time between drilling and completion efforts.

Eastern D-J Basin:

     In the eastern DJ Basin (in general 100% WI), Delta is currently interpreting a Phase II seismic survey that covers approximately 30,000 acres. Current net production approximates 3.1 Mmcfe per day in the area. The two most recent wells that were drilled since a revision of the Company's geologic model appear to meet or exceed production and reserve expectations. A drilling rig should move into the area in September 2005 to initiate additional drilling activity.

Columbia River Basin:

     In the Columbia River Basin (Washington State), DHS Drilling Company recently contracted to provide DHS Rig #7 to another operator to begin drilling in the basin. Delta owns a 14.25% After Project Payout Working Interest under the initial drilling activity. In addition, Delta has continued to acquire leasehold and currently has approximately 175,000 net acres under lease.

DIVESTITURES

     As part of the Company's ongoing effort to rationalize its property portfolio, Delta is moving forward to divest non-core assets. A Letter of Intent (LOI) for the sale of the Deerlick Creek Field (Delta WI of 100%; net production of 2.8 Mmcfe per day) in Tuscaloosa County, Alabama has been signed. This sale is expected to close in September 2005 with an effective date of July 1, 2005.

     The Company has executed a LOI for the sale of its Frisco Field properties (WI ranges from 79% to 96%) in Point Coupee Parish, LA, where net production approximates 1.5 Mmcfe per day. The sale is expected to close in August 2005.

     Delta has contracted with a third party oil and gas property auction company to sell numerous minor properties in which the Company owns small non-operated working interests. These properties contribute approximately 1.1 Mmcfe per day in net production and are scheduled to be auctioned during September 2005.

     On July 20, 2005, Delta sold 250,000 shares of common stock in Tipperary Corporation. The Company owns no additional Tipperary Corporation shares.

     The Company is reviewing the potential sale of other non-core assets as well.

UPCOMING ANALYST CONFERENCE

     As previously announced, Delta will host an analyst conference on Thursday, August 11, 2005 in Denver, Colorado. Interested parties may register to attend the conference on the Company's website
(www.deltapetro.com). Because space may be limited, interested parties are encouraged to register early. No registrations will be accepted after 12 noon (Mountain Time) on August 4, 2005.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long term growth prospects. Its common stock is traded on NASDAQ under the symbol "DPTR" and on the Frankfurt Stock Exchange under the symbol "DPE."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.

* CAUTIONARY NOTE TO U.S. INVESTORS   The United States Securities and
Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this press release the terms "estimated ultimate recovery (EUR)" and "probable reserves" are used. SEC guidelines strictly prohibit publicly traded companies from including reserves other than proved reserves in their filings with the SEC. U.S. investors are urged to consider closely the disclosures in Delta Petroleum's Form 10-K for the fiscal year ended June 30, 2004.

                For further information contact the Company at
             (303) 293-9133 or via email at info@deltapetro.com
                                    OR
                        RJ Falkner & Company, Inc.,
         Investor Relations Counsel at (800) 377-9893 or
                       via email at info@rjfalkner.com


SOURCE:  Delta Petroleum Corporation